SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

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                       SCHEDULE 14D-9



         SOLICITATION/RECOMMENDATION STATEMENT UNDER
                     SECTION 14(d)(4) OF
             THE SECURITIES EXCHANGE ACT OF 1934

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                   BAYCORP HOLDINGS, LTD.
                  (Name of Subject Company)

                   BAYCORP HOLDINGS, LTD.
            (Name of Person(s) Filing Statement)

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           Common Stock, Par Value $.01 Per Share
               (Title of Class of Securities)

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                          072728108
            (CUSIP Number of Class of Securities)

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                   BayCorp Holdings, Ltd.
             One New Hampshire Avenue, Suite 125
               Portsmouth, New Hampshire 03801
                Telephone No: (603) 766-4990
                Facsimile No:  (603) 766-4991
         Attention:  Frank W. Getman Jr., President

        (Name, address and telephone number of person
      authorized to receive notices and communications
         on behalf of the persons filing statement)

                       with a copy to:

                     Richard A. Samuels
            McLane, Graf, Raulerson & Middleton,
                  Professional Association
                900 Elm Street, P.O. Box 326
                 Manchester, NH  03105-0326

 X   Check   the  box  if  the  filing  relates  solely   to
     preliminary    communications    made    before     the
     commencement of a tender offer.